EXHIBIT 99.1

Exactech Q1 Revenue Up 7% to $63.3 Million. Net Income up 9% to $4.2 Million. Diluted EPS $0.30 vs. $0.29.
Strong Double Digit Extremities Revenue Growth Continues Above Expectations

Gainesville, Fla. - April 21, 2014 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $63.3 million for the first quarter of 2014, a 7% increase over $59.3 million in the first quarter of 2013. Net income was $4.2 million, or $0.30 per diluted share, compared to $3.9 million, or $0.29 per diluted share, in the same quarter a year ago.

First Quarter Segment Performance

•	Knee implant revenue was constant at $20.6 million

•	Extremity implant revenue increased 25% to $19.7 million

•	Hip implant revenue increased 3% to $10.8 million

•	Biologic and Spine revenue decreased 4% to $5.8 million

•	Other revenue decreased 3% to $6.4 million

Management Comment
Exactech CEO and President David Petty said, “Driven by continuing strong double digit growth in extremities revenue, we recorded our strongest quarter ever. Worldwide sales rose 7% to $63.3 million. U.S. sales were up 7% to $41.6 million compared with $39.0 million in the first quarter a year ago. International sales increased 6% to $21.7 million. U.S. sales represented 66% of total sales and international sales were 34% of the total. On a constant currency basis, international sales increased 7% and worldwide sales grew 7% for the quarter. As our extremity revenues continued to exceed our expectations, we also were pleased with the international performance of our hip segment.

Chief Financial Officer Jody Phillips said, “Gross margins increased to 71% from 69% for the first quarter a year ago primarily due to continued focus on manufacturing cost reductions as well as the pricing impact of stronger European currencies. Total operating expenses for the quarter increased 10% to $38.0 million and as a percentage of sales increased to 60% from 58% for the first quarter of 2013. General and administrative expenses increased 14% in the first quarter to $5.8 million from $5.1 million and Sales and marketing expenses increased 10% to $23.7 million. An extensive review of our global compliance programs contributed to increases in both G&A and S&M expenses. Research and development expenses increased 9% to $4.2 million during the first quarter reflecting ongoing significant investment in our new product pipeline. We are encouraged we were able to deliver operating margin and net income expansion considering these investments.

Looking forward, Exactech updated its 2014 revenue guidance to $247-$254 million and its diluted EPS target to $1.19 - $1.24. For the second quarter ending June 30, 2014, the company said it anticipates revenues of $62 - $64 million and diluted EPS of $0.29-$0.31. The foregoing statements regarding targets

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for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, April 22. The call will cover the company’s first quarter results. Chairman Bill Petty will open the conference call with the introduction of CEO David Petty. After opening statements a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4774 any time after 9:50 a.m. Eastern on Tuesday, April 22nd. International and local callers should dial 1-480-629-9760. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=108647. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,279	$6,011
Accounts receivable, net of allowances of $918 and $993	47,520	59,109
Prepaid expenses and other assets, net	4,028	2,865
Income taxes receivable	216	1,331
Inventories – current	72,205	71,590
Deferred tax assets – current	1,694	1,653
Total current assets	136,942	142,559

PROPERTY AND EQUIPMENT:
Land	2,215	2,215
Machinery and equipment	35,560	35,439
Surgical instruments	98,959	95,902
Furniture and fixtures	4,551	4,200
Facilities	19,193	19,187
Projects in process	753	852
Total property and equipment	161,231	157,795
Accumulated depreciation	(80,146)	(76,127)
Net property and equipment	81,085	81,668

OTHER ASSETS:
Deferred financing and deposits, net	969	870
Non-current inventories	11,624	11,100
Product licenses and designs, net	9,134	9,457
Patents and trademarks, net	1,928	2,005
Customer relationships, net	555	669
Goodwill	13,514	13,514
Total other assets	37,724	37,615
TOTAL ASSETS	$255,751	$261,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,384	$16,254
Income taxes payable	1,037	39
Accrued expenses and other liabilities	9,946	10,974
Other current liabilities	250	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	30,617	30,517

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,839	4,200
Line of credit	—	10,732
Long-term debt, net of current portion	22,500	23,250
Other long-term liabilities	601	719
Total long-term liabilities	26,940	38,901
Total liabilities	57,557	69,418

SHAREHOLDERS’ EQUITY:
Common stock	136	136
Additional paid-in capital	70,979	69,175
Accumulated other comprehensive loss, net of tax	(4,134)	(3,902)
Retained earnings	131,213	127,015
Total shareholders’ equity	198,194	192,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$255,751	$261,842

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods
	Ended March 31,
	2014	2013
NET SALES	$63,258	$59,301

COST OF GOODS SOLD	18,634	18,590
Gross profit	44,624	40,711

OPERATING EXPENSES:
Sales and marketing	23,713	21,524
General and administrative	5,785	5,096
Research and development	4,193	3,850
Depreciation and amortization	4,322	4,175
Total operating expenses	38,013	34,645

INCOME FROM OPERATIONS	6,611	6,066

OTHER INCOME (EXPENSE):
Interest income	3	1
Other income	24	29
Interest expense	(347)	(283)
Foreign currency exchange gain (loss)	313	(462)
Total other expenses	(7)	(715)

INCOME BEFORE INCOME TAXES	6,604	5,351

PROVISION FOR INCOME TAXES	2,406	1,494

NET INCOME	$4,198	$3,857

BASIC EARNINGS PER SHARE	$0.31	$0.29

DILUTED EARNINGS PER SHARE	$0.30	$0.29

SHARES - BASIC	13,596	13,355

SHARES - DILUTED	13,907	13,523

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EXACTECH INC.